As filed with the Securities and Exchange Commission on June 10, 2004

Registration No. 333-112368

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

on Form S-8 to Form S-4
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SUSQUEHANNA BANCSHARES, INC.

(Exact name of company as specified in its charter)

Pennsylvania	23-2201716
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

26 North Cedar Street
Lititz, Pennsylvania	17543
(Address of principal executive offices)	(Zip Code)

Patriot Bank Corp. 1996 Stock-Based Incentive Plan
Patriot Bank Corp. 2002 Stock Option Plan
(Full title of the plan)

William J. Reuter
Chairman, Chief Executive Officer and President
Susquehanna Bancshares, Inc.
26 North Cedar Street
Lititz, Pennsylvania 17543
(name and address of agent for service)
(717) 626-4721
(telephone number, including area code, of agent for service)

Copies of all communications to:

Lawrence H. Berger Morgan, Lewis & Bockius LLP 1701 Market Street Philadelphia, Pennsylvania 19103 (215) 963-5000	Lisa M. Cavage Vice President, Secretary and Counsel Susquehanna Bancshares, Inc. 26 North Cedar Street Lititz, Pennsylvania 17543 (717) 626-4721

This Post-Effective Amendment No. 1 on Form S-8 to Form S-4 Registration Statement amends the Registration Statement on Form S-4 (No. 333-112368) of Susquehanna Bancshares, Inc. (“Susquehanna”) declared effective on March 16, 2004 relating to 89,183 shares of Susquehanna’s common stock (the “Plan Shares”) that Susquehanna may issue under the plans referred to above. The plans and all outstanding options granted under the plans were assumed by Susquehanna upon the effective time of its acquisition of Patriot Bank Corp. (“Patriot’) at 12:01 a.m. on June 10, 2004. The registration fees in respect of the Plan Shares were paid at the time of the original filing of the Registration Statement on Form S-4, which registered 7,000,000 shares, including the Plan Shares. In addition, pursuant to Rule 416(a), the Registration Statement also relates to an indeterminate number of shares of common stock that may become issuable as a result of stock splits, stock dividends or similar transactions in accordance with the terms of the plans.

EXPLANATORY NOTE

     Susquehanna hereby amends its Registration Statement on Form S-4 (No. 333-112368) by filing this Post-Effective Amendment No. 1 on Form S-8 relating to the sale of up to 89,183 shares of common stock that Susquehanna may issue upon the exercise of options to purchase common stock granted pursuant to the Patriot Bank Corp. 1996 Stock-Based Incentive Plan and the Patriot Bank Corp. 2002 Stock Option Plan (the “Plans”). Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this Post-Effective Amendment also covers an indeterminate number of shares of common stock that may become issuable as a result of stock splits, stock dividends or similar transactions in accordance with the terms of each of the Plans.

     Effective as of 12:01 a.m. on June 10, 2004, pursuant to an Amended and Restated Agreement and Plan of Merger, dated as of March 15, 2004 (the “Merger Agreement”), between Susquehanna and Patriot, Patriot merged with and into Susquehanna. As a result of the merger, each share of Patriot common stock issued and outstanding immediately prior to the merger was converted into the right to receive either cash, shares of Susquehanna common stock or a combination of cash and shares of Susquehanna common stock. In addition, pursuant to the Merger Agreement, Susquehanna assumed the Plans and each incentive stock option outstanding as of the effective time of the merger and granted pursuant to the Plans was immediately converted into an incentive stock option to purchase shares of Susquehanna common stock, based on an exchange ratio set forth in the Merger Agreement.

     This Post-Effective Amendment relates only to the shares of Susquehanna common stock issuable upon the exercise of stock options under the Plans and is the first Post-Effective Amendment to the Form S-4 filed with respect to such shares.

1

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

          The following documents filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), by Susquehanna are incorporated by reference in this Post-Effective Amendment No. 1 on Form S-8 to Form S-4 Registration Statement and made a part hereof:

          1. Annual Report on Form 10-K for the year ended December 31, 2003 as filed with the Commission on March 12, 2004;

          2. Quarterly Report on Form 10-Q for the period ended March 31, 2004 as filed with the Commission on May 10, 2004;

          3. Current Reports on Form 8-K filed with the Commission on January 30, 2004, April 28, 2004, April 29, 2004 and May 4, 2004; and

          4. The description of Susquehanna common stock set forth in its Registration Statement on Form S-14, as filed with the SEC on February 3, 1982 and amended on April 25, 1983 and referred to in a Form 8-K filed with the SEC on September 20, 1982, relating to the initial registration of Susquehanna as a successor filer to Farmers First Bank.

     All reports and other documents subsequently filed by Susquehanna pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment hereto that indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports or other documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified shall not be deemed to constitute a part of the Registration Statement except as so modified and any statement so superseded shall not be deemed to constitute a part of this Registration Statement.

Independent Registered Public Accounting Firm

     The consolidated financial statements of Susquehanna as of December 31, 2003 and 2002, and for each of the three years in the period ended December 31, 2003, incorporated by reference in this Registration Statement from Susquehanna’s Annual Report on Form 10-K for the year ended December 31, 2003 have been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of PricewaterhouseCoopers LLP pertaining to such financial statements given on the authority of such firm as experts in auditing and accounting.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Directors and Officers.

     Sections 1741 and 1742 of the Pennsylvania Business Corporation Law of 1988, as amended (the “BCL”), provide that a business corporation may indemnify directors and officers against liabilities they may incur as such provided that the particular person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of actions against a director or officer by or in the right of the corporation, the power to indemnify extends only to expenses (not judgments and amounts paid in settlement) and such power generally does not exist if the person otherwise entitled to indemnification shall have been adjudged to be liable to the corporation unless it is judicially determined that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnification for specified expenses. Under Section 1743 of the BCL, the corporation is required to indemnify directors and officers against expenses they may incur in defending actions against them in such capacities if they are successful on the merits or otherwise in the defense of such actions. Under Section 1745 of the BCL, a corporation may pay the expenses of a director or officer incurred in defending an action or proceeding in advance of the final disposition thereof upon receipt of an undertaking from such person to repay the amounts advanced unless it is ultimately determined that such person is entitled to indemnification from the corporation. Article XIV of Susquehanna’s Amended and Restated Bylaws provides indemnification of directors, officer and other agents of Susquehanna and advancement of expenses to the extent otherwise permitted by Sections 1741, 1742 and 1745 of the BCL.

     Section 1746 of the BCL grants a corporation broad authority to indemnify its directors, officers and other agents for liabilities and expenses incurred in such capacity, except in circumstances where the act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness. Pursuant to the authority of Section 1746 of the BCL, Susquehanna has also entered into employment agreements with certain principal officers which also provide for indemnification in connection with the performance of their offices.

     Article XIV conditions any indemnification or advancement of expenses upon a determination, made in accordance with the procedures specified in Section 1744 of the BCL, by Susquehanna’s directors or shareholders that indemnification or advancement of expenses is proper because the director or officer met the standard of conduct set forth in Section 1741 or 1742 of the BCL, as applicable.

     As authorized by Section 1747 of the BCL and Article XIV, Susquehanna maintains, on behalf of its directors and officers, insurance protection against certain liabilities arising out of the discharge of their duties, as well as insurance covering Susquehanna for indemnification payments made to its directors and officers for certain liabilities. The premiums for such insurance are paid by Susquehanna.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

Exhibit
Number	Exhibit
4.1	Articles of Incorporation. Incorporated by reference to Susquehanna’s Registration Statement on Form S-4 (registration no. 33-53608) filed on October 22, 1992 and to Articles of Amendment filed as Exhibit 3.3 of Susquehanna’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1998.

4.2	By-laws. Incorporated by reference to Exhibit 3 of Susquehanna’s Annual Report on Form 10-K for the fiscal year ended December 31, 2000.

5.1	Opinion of Morgan, Lewis & Bockius LLP. Incorporated by reference to Susquehanna’s Registration Statement on Form S-4 (registration no. 333-112368) filed on January 30, 2004.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Morgan, Lewis & Bockius LLP. Incorporated by reference to Susquehanna’s Registration Statement on Form S-4 (registration no. 333-112368) filed on January 30, 2004.

99.1	Patriot Bank Corp. 1996 Stock-Based Incentive Plan.

99.2	Patriot Bank Corp. 2002 Stock Option Plan.

Item 9. Undertakings.

     (a) The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

          provided, however, that subparagraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment No. 1 on Form S-8 to Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Lititz, Commonwealth Pennsylvania on June 10, 2004.

SUSQUEHANNA BANCSHARES, INC.
By:	/s/ William J. Reuter
	Name:	William J. Reuter
	Title:	Chairman, Chief Executive Officer and President

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date
/s/ William J. Reuter	Chairman, Chief Executive Officer and President	June 10, 2004

William J. Reuter

*	Executive Vice President, Treasurer and Chief Financial	June 10, 2004
Officer (principal financial and accounting officer)
Drew K. Hostetter

*	Director	June 10, 2004

C. William Hetzer, Jr.

*	Director	June 10, 2004

Owen O. Freeman, Jr.

Name	Title	Date
*	Director	June 10, 2004

Guy W. Miller, Jr.

*	Director	June 10, 2004

Henry H. Gibbel

*	Director	June 10, 2004

Roger V. Wiest

*	Director	June 10, 2004

M. Zev Rose

*	Director	June 10, 2004

Wayne E. Alter, Jr.

*	Director	June 10, 2004

James G. Apple

*	Director	June 10, 2004

John M. Denlinger

*	Director	June 10, 2004

Chloé R. Eichelberger

Name	Title	Date
*	Director	June 10, 2004

T. Max Hall

*	Director	June 10, 2004

William B. Zimmerman

*	Director	June 10, 2004

Bruce A. Hepburn

*By:	/s/ William J. Reuter William J. Reuter attorney-in-fact

INDEX TO EXHIBITS

Exhibit
Number	Exhibit
4.1	Articles of Incorporation. Incorporated by reference to Susquehanna’s Registration Statement on Form S-4 (registration no. 33-53608) filed on October 22, 1992 and to Articles of Amendment filed as Exhibit 3.3 of Susquehanna’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1998.

4.2	By-laws. Incorporated by reference to Exhibit 3 of Susquehanna’s Annual Report on Form 10-K for the fiscal year ended December 31, 2000.

5.1	Opinion of Morgan, Lewis & Bockius LLP. Incorporated by reference to Susquehanna’s Registration Statement on Form S-4 (registration no. 333-112368) filed on January 30, 2004.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Morgan, Lewis & Bockius LLP. Incorporated by reference to Susquehanna’s Registration Statement on Form S-4 (registration no. 333-112368) filed on January 30, 2004.

99.1	Patriot Bank Corp. 1996 Stock-Based Incentive Plan.

99.2	Patriot Bank Corp. 2002 Stock Option Plan.